Pacific International Services Corp.

                                November 15, 1995

To the Holders of Pacific International
  Services Corp.'s 10% Convertible
  Subordinated Debentures Due 2007

     In connection with the distribution to you on October 31, 1995 of the Offer to Exchange (the "Offer") and the Solicitation and Disclosure Statement For Prepackaged Plan of Reorganization (the "Disclosure Statement") made by Pacific International Services Corp. (the "Company"), it has come to the Company's attention that Scott Lang is the beneficial holder of $241,000 of the Company's 10% Convertible Subordinated Debentures (the "Debentures") due 2007, rather than $73,000 of such Debentures as previously disclosed. Mr. Lang has reiterated his intention to tender his Debentures in the Offer and to vote for the Prepackaged Plan.


                              PACIFIC INTERNATIONAL SERVICES CORP.



                              By:    /s/  Alan M. Robin
                              Its:   Chairman, CEO and President